Exhibit 99.1
Investor Contact: Brad Ankerholz
Graphic Packaging Holding Company
770-644-3062

Media Contact: Cynthia Baerman
Graphic Packaging Holding Company
770-644-3215

Graphic Packaging Holding Company Agrees to Acquire Contego's European Food Carton Business

Highlights

•	Creates a leading position in the European food and consumer products folding carton market

•	Enhances Graphic Packaging's position in Europe by growing its operating footprint, expanding into new markets and providing new opportunities for growth

•	Combination of Graphic Packaging's existing beverage carton business with Contego's food and consumer products carton business creates new diversified platform

•	Contego Cartons had trailing twelve month sales of approximately $260 million and EBITDA of nearly $19 million

•	Company to pay approximately £71million in cash and assume approximately £10 million in other net liabilities in an all cash transaction to be funded using existing liquidity sources

•	Expect to generate $8-$10 million of synergies over next two years and be accretive to earnings in first full year after integration

MARIETTA, GA, November 16, 2012. Graphic Packaging Holding Company (NYSE: GPK), a leading provider of packaging solutions to food, beverage and other consumer products companies, today announced an agreement to acquire Contego Cartons, a leading food and consumer product packaging company based in the United Kingdom. Contego is owned by Platinum Equity.

"We are excited about the acquisition of Contego's Food and Consumer Carton business as it extends Graphic Packaging into new end markets, expands the Company's global footprint and provides new opportunities for growth,” said David Scheible, Graphic Packaging's President and Chief Executive Officer. “Contego operates throughout Western Europe with state of the art facilities in the U.K. and the Netherlands. Combining Graphic's current European business focused in the beverage markets with Contego's strong market share position in the European food and consumer products markets will allow us to broaden our customer base and enhance our competitive positioning. Similar to our strategy in the U.S., we are committed to growing our European business around food and beverage markets and optimizing our supply chain footprint around our customers' needs. There are solid synergies in this combination and we believe the Contego Cartons acquisition is an important step in strengthening our competitive positioning in Europe.”

Under the terms of the transaction, Graphic Packaging will pay approximately £71 million in cash and assume approximately £10 million in other net liabilities in an all cash transaction to be funded with existing cash and debt under the Company's current revolving line of credit. Contego Cartons operates three folding carton facilities that convert approximately 150,000 tons of paperboard annually into folding cartons for the food and consumer product industries. Two of Contego Carton's facilities are located in the United Kingdom while the third facility is in the Netherlands. The acquisition is subject to standard closing requirements and is expected to close in late December.

Forward Looking Statements
Any statements of the Company's expectations in this press release constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements, including but not limited to those regarding the effect of the acquisition on the Company's competitive position, expected synergies and earnings and the timing of the closing, are based on currently available information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company's present expectations. These risks and uncertainties include, but are not limited to, the Company's ability to successfully integrate the acquisition and achieve synergies, the timing of regulatory approvals, inflation of and volatility in raw material and energy costs, cutbacks in consumer spending that could affect demand for the Company's products or actions taken by our customers in response to the difficult economic environment, continuing pressure for lower cost products, the Company's ability to implement its business strategies, including productivity initiatives and cost reduction plans, currency movements and other risks of conducting business internationally, volatility in the credit and securities markets and the impact of regulatory and litigation matters, including the continued availability of the Company's net operating loss offset to taxable income, and those that impact the Company's ability to protect and use its intellectual property. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the Company undertakes no obligation to update such statements. Additional information regarding these and other risks is contained in the Company's periodic filings with the SEC.

About Graphic Packaging Holding Company
Graphic Packaging Holding Company (NYSE:GPK), headquartered in Marietta, Georgia, is a leading provider of packaging solutions for a wide variety of products to food, beverage and other consumer products companies.  The Company is one of the largest producers of folding cartons and holds a leading market position in coated-unbleached kraft, coated-recycled boxboard multi-wall bag and specialty packaging. The Company's customers include some of the most widely recognized companies in the world. Additional information about Graphic Packaging, its business and its products, is available on the Company's web site at www.graphicpkg.com.